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EXHIBIT 5.1

February 8, 2012

Ironwood Pharmaceuticals, Inc.
301 Binney Street
Cambridge, Massachusetts 02142

Re:
Registration Statement on Form S-3

Ladies and Gentlemen:

        This opinion is furnished to you in connection with the above-referenced registration statement (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Act"), for the registration of Class A common stock, $0.001 par value per share (the "Class A Common Stock"), of Ironwood Pharmaceuticals, Inc., a Delaware corporation (the "Company").

        We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

        The opinions expressed herein are limited to the General Corporation Law of the State of Delaware.

        Based upon and subject to the foregoing and the assumptions, qualifications, and limitations set forth below, we are of the opinion that when (i) the issuance and sale of any shares of Class A Common Stock have been duly authorized by all necessary corporate action of the Company and (ii) such shares have been issued and delivered against payment of the purchase price therefor (in an amount in excess of the par value thereof) in accordance with the applicable purchase, underwriting or other agreement, and as contemplated by the Registration Statement, such shares of Class A Common Stock will be validly issued, fully paid and nonassessable.

        In rendering the opinions set forth above, we have assumed that (i) the Registration Statement will have become effective under the Securities Act, a prospectus supplement will have been prepared and filed with the Commission describing the Class A Common Stock offered thereby and such shares of Class A Common Stock will have been issued and sold in accordance with the terms of such prospectus supplement; (ii) a definitive purchase, underwriting, or similar agreement, pursuant to which such Class A Common Stock may be issued, will have been duly authorized, executed and delivered by the Company and the other parties thereto; (iv) at the time of the issuance of any shares of Class A Common Stock, the Company will be a validly existing corporation under the law of its jurisdiction of incorporation; (v) the number of shares of Class A Common Stock issued pursuant to the Registration Statement, together with the number of shares outstanding or reserved at the time of issuance, will not exceed the respective number of shares authorized by the Company's certificate of incorporation in effect at the time of such issuance; and (vi) all the foregoing actions to be taken by the Company are taken so as not to violate any applicable law and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company or any of its property.

        We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 of the Securities Act or the rules and regulations of the Commission thereunder.

        This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.

Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP

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  EXHIBIT 5.1